An asterick(*) indicates that confidential portions of this exhibit have been omitted pursuant to Rule 406 under the Securities Act of 1933, as amended. The confidential portions so omitted have been filed separately with the Securities and Exchange Commission pursuant to Rule 406.



                                                                  EXHIBIT 10.8


                                                    Agreement Number: KC103251ML



                             PROCUREMENT AGREEMENT
                    BETWEEN SPRINT\UNITED MANAGEMENT COMPANY
                                      AND
                               CIENA CORPORATION


         THIS PROCUREMENT AGREEMENT ("Agreement"), made effective as of the 14 day of December, 1995 ("Effective Date"), by and between Sprint\United Management Company, a Kansas corporation, having its principal place of business at 2330 Shawnee Mission Parkway, Westwood, Kansas 66205 (hereinafter referred to as "SUMC"), and Ciena Corporation, a Delaware corporation, having its principal place of business at 8530 Corridor Road, Columbia, Maryland 20763 (hereinafter referred to as "Supplier").

         WHEREAS, SUMC is a subsidiary of Sprint Corporation, a Kansas corporation ("Sprint Corp."), and provides certain administrative and purchasing services for Affiliated Entities (as defined in Article 25 ) of Sprint Corporation. (Sprint Corp., together with SUMC and Affiliated Entities, is hereinafter collectively referred to as "Sprint");

         WHEREAS, Supplier is able and willing to develop, build, deliver, install and support the Equipment as required by this Agreement and Sprint desires to retain Supplier on such terms:.

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

DEFINITIONS:     Defined terms and definitions are set forth in Article 25 of this Agreement.

ARTICLE 1.  SUPPLIERS DELIVERABLES

         1.1     Technical Requirements, Quantities, Terms
                 Supplier agrees to provide Deliverables which satisfy and perform in accordance with the Technical Requirements set forth in Exhibit B, in the quantities specified by Sprint in Purchase Orders in accordance with the terms and conditions set forth in this Agreement and Purchase Orders.

         1.2     Sprint Testbed
                 (a)      Supplier agrees to supply Sprint *
, such production Equipment as is outlined in Section 1.2 (b) below for one testbed ("Sprint Testbed") to be located at a site designated by Sprint and communicated to Supplier on or before the Effective Date.

                 (b)      The Sprint Testbed Equipment shall initially include
a minimum of:       *     end terminals equipped with *      payload
information carriers (channels) each and at least *        intermediate
optical line amplifiers all of which satisfy and perform in accordance with the Technical Requirements are configured with Software Revision Levels and Equipment Revision Levels reasonably determined by Sprint so long as the determined configuration and Revision Levels are available from Supplier at that time ("Configuration"). * no * for any * installed in the Sprint Testbed. Supplier also agrees to provide Sprint with Ciena's EMS Software to enable Sprint to configure and provision functions for Equipment during testing.

                 (c) Supplier agrees to supply and maintain for the * , any Licensed Software needed to maintain the Sprint Testbed Equipment, including any additional intermediate line amplifiers purchased by Sprint from Supplier, in compliance with the Technical Requirements and Configuration. Supplier shall assemble the Licensed Software and Equipment into such Configuration as is stated in the applicable Purchase Order.

                 (d)      Except as stated in 1.2 (b) above, any Equipment
Sprint requests Supplier to add to the Sprint Testbed shall be   *

         1.3     Sprint Soak Tests
                  Sprint shall conduct Soak Tests    *       First
Installations of Systems of end terminal to end terminal route segments designated by Sprint to demonstrate field performance of the Equipment, as part of the Final Acceptance in accordance with paragraph 3.6 of Exhibit B. Soak Tests will encompass testing the Equipment for both the A (working) and B (standby) Systems and will be conducted on the following Sprint SONET routes for the timeframes specified below:

               ROUTE              CONFIGURATION             SOAK DURATION

 (a)             *                      *                         *
 (b)             *                      *                         *
 (c)             *                      *                         *


         1.4     Supplier Testbed
                 (a) Supplier shall allow Sprint use of at Supplier's premises, an Equipment testbed meeting (i) the requirements set forth in
Section 1.2(b), and (ii) configured with an additional  *      , ("Supplier
Testbed").  During the Initial Term of the Agreement      *    .  Sprint shall
give reasonable Notice of its use of Supplier's Testbed.

                 (b)      The Supplier Testbed shall be maintained by the
Supplier    *          .  At Sprint's request, Supplier agrees to install and
integrate SONET Network Elements supplied to Sprint by another vendor needed for FAT and Interoperability testing, up to and including the most recent such revision levels deployed in Sprint's network as directed by Sprint. If Sprint requests the integration of third-party equipment into Suppliers Testbed, Sprint shall provide such equipment at no cost to Supplier.

         1.5 Supplier shall, if requested by Sprint, assist Sprint personnel in the installation and maintenance of the Equipment and any Software and Equipment included in the Sprint Testbed and in the field. Such assistance will include but not be limited to providing information or help regarding installation procedures, testing and acceptance procedures, provisioning procedures, and general operational maintenance procedures. Such assistance
shall be provided    *     .  Supplier shall make available to Sprint, after
the First Installations, additional technical support at the Prices set forth in Exhibit C.

         1.6 Sprint shall perform validation and acceptance testing as set forth in Article 6 of this Agreement and Exhibit B.

         1.7 Supplier shall notify Sprint within twenty four (24) hours, upon learning of any material defects in any of the Deliverables.

         1.8 All Deliverables, including purchased spare parts, shall be newly manufactured.


         1.9     (a)      Supplier shall support all Licensed Software and
Equipment   *    . Each Software Revision level shall have Backward
Compatability with all existing in-service Equipment and with all Software Revision Levels delivered by Supplier to Sprint within the previous two (2) years.


                 (b) If Supplier discontinues manufacture and/or support of the Equipment, Supplier shall at Sprint's request, to the extent of Supplier's legal rights to do so, without obligation or charge to Sprint and without limiting Sprint's other rights or remedies, deliver to Sprint all of the technical information owned and possessed by Supplier relating to the manufacture and/or support of the Equipment, in the form being used in Supplier's factories in its

                                                    Agreement Number: KC103251ML




day-to-day operations of manufacture, or arrange for the replacement and repair spare parts for the Equipment to Sprint's reasonable satisfaction. Sprint may use such technical information only to manufacture, have manufactured, obtain such spare parts from other sources in connection with the Equipment and System Software obtained from Supplier and owned and operated or licensed by Sprint. Title to Suppliers technical information and intellectual property rights shall remain with Supplier.

         1.10       Except as provided in Section 16.3(e), during the term of
this Agreement,   *                                                       .

ARTICLE 2.  QUANTITIES AND DELIVERY SCHEDULES

         2.1 During the Term of this Agreement, Sprint shall furnish Supplier a monthly Projection Schedule ("Schedule") setting forth a rolling
   *    month forecast of the respective quantities of each type of
Deliverable that Sprint then estimates it will require for each month in the
immediately succeeding   *    month period.  The Schedule for the immediately
succeeding * period following the date the Schedule is submitted to Supplier ("Commitment") shall be considered a firm commitment by Sprint to order the forecasted Deliverables. In the event that Supplier indicates that it cannot meet Sprint's entire Commitment, Sprint shall have the right to reduce the
Commitment and seek alternative sources for like Deliverables  *             .
Notwithstanding the provisions set forth in Article 7, in the event that Sprint
 .fails to submit Purchase Orders for at least the respective forecasted quantity of Deliverables for the Commitment period by the last day of the month that the Deliverables are forecasted to have been delivered to Sprint ("Shortfall"), and provided that Supplier gives Sprint written Notice of such
Shortfall, then Supplier may invoice Sprint for a penalty of    *            of
the Net Price of such Shortfall. Sprint shall pay such penalty pursuant to the provisions set forth in Section 3.1(a). In the event that Sprint submits Purchase Orders for the Shortfall within * days following the forecasted delivery date, then (i) Supplier shall deliver the Deliverables in the times frames set forth in Section 2.2; and (ii) Sprint shall make payment for the remaining * of the Net Price of such Shortfall pursuant to the provisions set forth in Section 3.1(a).

         2.2 During the Term of this Agreement, Sprint shall issue Purchase Orders specifying the Deliverables ordered, the quantities necessary, the delivery site or sites (hereinafter the "Specified Site[s]") for the Deliverables and the delivery schedule. The delivery schedule set forth in the Purchase Order will reflect the following intervals:

         (a)    *   after receipt of order ("ARO") for PO's placed   *

         (b)      *    ARO for PO's placed     *

         (c)     *      ARO for orders placed   *

Unless mutually agreed upon in advance in writing, Supplier shall make shipments in response to a Purchase Order only if the shipment completely satisfies the Purchase Order. Time is of the essence to Sprint and Supplier understands and acknowledges that the delivery schedule must and will be strictly observed. Sprint may defer delivery of all or part of the Deliverables ordered under any Purchase Order for as long as * days beyond the scheduled delivery date, provided that Sprint provides in written Notice in the form of a Purchase Order supplement to Supplier at least fifteen (15) days prior to the scheduled delivery date.

         2.3 All deliveries of Deliverables shall be made F.O.B. Specified Site, third party bill. Supplier agrees to follow Sprint's routing instructions set forth in Exhibit E, including required carrier choices and Sprint agrees to pay freight charges. If Supplier fails to follow such routing instructions, Supplier will bear any expenses and/or other

                                                    Agreement Number: KC103251ML




liabilities above that which would have been incurred had the routing instructions been followed. Risk of loss or damage to the Deliverables shall remain with Supplier until delivered to Sprint at the Specified Site and Sprint has verified receipt of all Deliverables ordered in the Purchase Order, but such verification shall not prejudice Sprint's right to determine Final Acceptance. Except for First Installations, title to the Deliverables shall transfer upon delivery of Deliverables. The preceding provisions of this clause are valid for deliveries in the United States, its possessions and territories only. All deliveries outside the aforementioned areas will be mutually agreed upon on a case by case basis.

         2.4 Sprint shall have the right to alter the Specified Site(s) within ten (10) days before Supplier's scheduled shipment date for Deliverables, without cost or expense to Sprint, by timely transmitting Notice to Supplier of the new Specified Site(s).

         2.5 Supplier shall execute and deliver to Sprint an order acknowledgment within seven (7) days of Supplier's receipt of each Purchase Order. If the order is in excess of 110% of the most recent forecasted amount, Supplier will indicate if it will commit to delivery of the excess amount.

         2.6 During the Term of the Agreement * . Additionally, Supplier agrees that in the event that at any time during the Term of this
Agreement   *




ARTICLE 3. PRICING, INVOICING, PAYMENT AND OTHER FINANCIAL TERMS


         3.1 Prices for new or replaced Deliverables (if the replaced Deliverable has substantially similar purpose and functionality) are set forth in Exhibit C and shall not be increased for the Initial Term of this Agreement. In the event that Supplier decreases prices for Deliverables, Supplier shall apply immediately such decreases to any outstanding Purchase Order whose Deliverables have not yet been delivered to Sprint. Should Sprint order a Deliverable not listed in Exhibit C, Supplier shall grant Sprint the tier discount corresponding to the total volume of Deliverables previously ordered by Sprint under this Agreement or the equivalent discount of a similar category of Deliverable previously ordered by Sprint, whichever price is lower (but in no case shall the Net Price be more than that offered to Similarly Situated Customers). Sprint shall not be responsible for any other charges such as insurance or similar charges unless otherwise agreed to by Sprint in writing except sales, use, excise or similar taxes reimbursable by Sprint with respect to Deliverables, which shall be detailed as a separate line item on each applicable invoice. Payment terms are set forth as follows:


                 (a)      Standard Orders: Except for the provisions of 3.1(b),
3.1(c), and 3.1(d), Sprint shall remit payment to Supplier for    *
percent         *                of the undisputed invoice amount within thirty
(30) days after receipt of the invoice, which shall be issued upon shipment of the Equipment or completion of services as applicable.

                 (b) * : In consideration of * upon the Purchase Order acknowledgment, provided, however, that until Supplier has successfully completed the initial FAT. Sprint shall not be obliged to pay such invoices. Except as provided in 3.1(c), below, Supplier may invoice the balance due upon delivery.

                 (c) First Installation Orders: For orders designated by this Agreement as First Installations, Supplier shall invoice the balance due upon Final Acceptance in accordance with the provisions of paragraph 3.6 of Exhibit B.

                                                    Agreement Number: KC103251ML




                 (d) Sprint shall not be required to pay for Deliverables or Services which are rightfully rejected.

                 (e) In the event that a System does not complete Final Acceptance to Sprint's satisfaction, Sprint has the right to remove the respective Equipment that does not pass Final Acceptance in accordance with the provisions set forth in Sections 15.3 and 20.3.

                 (f)      Notwithstanding the provisions set forth in Sections
3.1 (a), 3.1 (b), and 3.1 (c), in the event that Sprint experiences at least
a    *         percent installation failure rate ("Installation Failure Rate")
of field replaceable module types ("Module Types"), which Module Types are set forth in Exhibit C, Sprint shall have the right to suspend all outstanding payments, without penalty, until such time as the problem(s) causing such failures have been resolved or a satisfactory course of action is agreed to by Sprint and Supplier. The Installation Failure Rate of Module Types shall equal the total number of such Module Types which failed within * of installation thereof, divided by the total number of that Module Type
installed during the preceding  *                            .

         3.2 In the event Supplier fails to receive payment from Sprint as required herein, or if Supplier reasonably disputes the amount remitted by Sprint, then Supplier shall so notify Sprint in writing. Sprint shall have fifteen (15) calendar days to cure such non-payment, *




         3.3     Invoicing instructions shall be as follows:

Original Invoice Sent To:                 One Copy of Invoice Sent To:
Sprint                                    Sprint Transmission Engineering
Accounts Payable                          ATTN.:  SONET Project Manager
P.O. Box 5409                             Mailstop:  MOKCMD0203
Kansas City, MO 64131-5409                901 E 104th Street
                                          Kansas City, MO 64131-5409

         3.4   *





ARTICLE 4.  TERM


         Subject to the terms and conditions of this Agreement, the initial term of this Agreement shall be three (3) years from the Effective Date and if none should be entered, the date of the signing of the Agreement by the last party to sign ("Initial Term"). At the end of the Initial Term, Sprint shall have the option to extend this Agreement for one additional one-year period. Thereafter, the Agreement may be renewed upon mutual agreement. The Initial Term in combination with any extensions is also referred to in this Agreement as the "Term."


ARTICLE 5.  DOCUMENTATION AND REPORTS

                                                    Agreement Number: KC103251ML




         5.1     (a)      Supplier shall provide to Sprint,     *
, sufficient Documentation as reasonably determined by Sprint, and reports referred to in Sections 5.4 and 5.5, in each case, in English, on or before the specified delivery date for such Deliverable, in the case of System Documentation, or the specified due date in the case of reports. The Supplier will provide one copy of such Documentation and reports for each Specified Site, and twenty five (25) additional copies for administrative use. Delivery instructions therefor will be specified in each Purchase Order. Sprint agrees to provide Supplier with an updated distribution list for revisions or updates, or both, as provided for herein below. Soft (computer disk) copies of the Documentation will be available upon Sprint's request. Additionally, Sprint may order a Documentation in CD ROM form in lieu of paper copies, if available from
Supplier            *                 .  Sprint may also reproduce hard copy
Documentation for its internal use provided that any copyright notice of such Documentation is copied as well.

                 (b) All hard copy Documentation shall be delivered on 8 1/2 by 11 inch paper with numbered pages with one of those copies being in "camera ready" form for permissible reproduction and/or printing. Diagrams shall be included in the respective documents and may be 11 x 17 inch paper as appropriate, or issued separately if they are a stand-alone document.

         5.2     Supplier shall, within the applicable time period set forth in
Section 5.3, 5.4 and 16.11, provide Sprint with (a) updates, as such updates are made generally available, to the Documentation, and (b) new and/or revised data incorporating any changes to the Deliverables which affect form, fit, or function, in each case at no additional charge to Sprint. Such Documentation may be reproduced by Sprint for its internal use, provided that any copyright notice of such Documentation is copied as well. Soft copies of such Documentation shall be available upon Sprint's request. Such Documentation will be used for Sprint's internal use only on a strict need to know and need to use basis.

         5.3 Supplier shall provide Sprint with relevant Documentation within thirty (30) days of correction of the conditions described in (a), (b) or (c) below:

                 (a) Any E1 or E2 condition of Software and/or Equipment as described in Article 16;

                 (b) A hazardous electrical or mechanical condition in the Equipment; or

                 (c) Support Services do not correct System Software and/or Equipment failures to meet Technical Requirements, even on a temporary basis.

         5.4 Supplier shall maintain a data base and furnish to the Sprint SONET Project Manager, at the times specified below and at a location to be designated by the Sprint Project Manager, three (3) copies each of the reports described below:

                 (a) Supplier shall furnish every * , unless otherwise stated, for * the following reports:

                          (i) Reports of all Items returned for repair and disposition of the Items by type, date of receipt, serial number and common language equipment identifier ("CLEI"). The categories of the report may be modified during the Life of System but at minimum will include: the cause of failure, including whether no trouble found ("NTF"), the disposition of the unit as being returned or replaced, and any repair action taken.

                          (ii) Percent NTF by type. Each report shall include a comparison of Sprint versus all Customers (who shall not be specifically identified).

                                                    Agreement Number: KC103251ML




                          (iii)   CSR  Report, which definition is set forth
in Article 16.4, which shall show:

                                  (A)      the date each CSR was submitted to
                                           the Supplier by Sprint;

                                  (B)      as to each CSR, whether it is open
                                           or closed, and the date of closing
                                           of each closed CSR (such closing
                                           shall require the concurrence of
                                           Sprint);

                                  (C)      the identification number ("ID")
                                           assigned to the CSR by Sprint and if
                                           the ID number assigned thereto by
                                           the Supplier is different, then the
                                           Supplier's ID number shall also be
                                           included;

                                  (D)      the priority code assigned to the
                                           CSR (i.e., E1, E2, P1, P2 or P3)
                                           pursuant to Article 16 of this
                                           Agreement;

                                  (E)      whether the actions necessary to
                                           correct the trouble found, or
                                           provide upgrades or enhancements,
                                           involved one or more of the
                                           following:  Software Upgrade,
                                           Equipment Upgrade, Software Feature
                                           Enhancement or Equipment Feature
                                           Enhancement

                          (iv)    Product Change Notices ("PCN") issued by
identification number and title.

                          (v)     List of Sprint Purchase Orders providing the
date of receipt, status of order and status of paid invoice.

                          (vi)    Acknowledgment, in writing, as to whether
Supplier can meet Sprint's entire Commitment. *

                          (vii)   List of forecasted Deliverables for each
month of the Commitment period, with associated Purchase Order(s), and applicable Shortfall, if any. *

                 (b)      Supplier shall furnish (starting    *
from the date of initial delivery of the Equipment) the following reports:

                          (i)     *
     .

                          (ii) Turnaround (interval) time for normal and emergency repairs. The report for emergency turnaround shall provide the time the call was received versus the time the module was shipped. The report for normal turnaround shall provide the date the part is received versus the date the replacement or repaired part is shipped.

         5.5 In addition, * during the Life of the System, Supplier shall provide Sprint with a * .

ARTICLE 6.  DELIVERY, INSTALLATION AND ACCEPTANCE

         6.1 Supplier shall meet or exceed all Technical, Test and Acceptance Requirements set forth in Exhibit B with respect to the Deliverables supplied to Sprint.

                                                    Agreement Number: KC103251ML




         6.2 Supplier shall mark each shipment to Sprint with Supplier name, the Purchase Order number, Sprint work order number (if such designation is included in the Purchase Order), the identity and quantity of Deliverables, and notice of partial or final delivery. Partial delivery may be made only with prior written permission from Sprint. Final destination, interim staging area or any special shipping instructions and any applicable charge will be specified on each Purchase Order.

         6.3     (a)      During the Initial Term of this Agreement, Supplier
shall make available on-site installation spares of all parts and components of the Equipment ("Spares Kits" or "Kits") at the time of installation in sufficient quantities to enable timely Final System Acceptance of Equipment.
In the event that Sprint elects not to purchase Spares Kits at the start of installation, Sprint shall * . Sprint and Supplier shall periodically coordinate to determine a mutually agreed quantity and contents of the Kits , which shall be provided by Supplier to the extent required to meet Sprint's then current installation needs, and furnished to the Specified Sites. The actual composition of the Kits will be defined for each installation scheme and be based on the actual type of Equipment to be installed. Ownership of the Kits remains with Supplier until and except to the extent that spares are required to be used to complete installation of the applicable System. Upon completion of Final Acceptance at each site as set forth in Exhibit B, (i) Sprint shall have the option to return the respective Spares Kits to Supplier which shall include the defective Items from such installation; (ii) Supplier shall replenish such Kit to the extent necessary to replace all defective Items with respect to such installation, (iii) Supplier shall return such replenished Kit or a new installation Spares Kit to Sprint to the extent required to meet Sprint's installation needs, (iv) Sprint * of Sprint's purchase price for any unaccounted for and/or physically damaged installation spares.

                 (b)      Sprint also shall have the option to   *            ,
or in the event of multiple Kits being used on an installation project,  *



                 (c)      Supplier shall provide, as back-up to the
installation Spares Kit          *              emergency replacement of any
failed unit during installation and supplement installation spares for spares which have been depleted.


ARTICLE 7.  FORCE MAJEURE

         7.1 Except as otherwise provided herein, neither Supplier nor Sprint shall be liable to the other for any delay in performing in accordance with this Agreement if such delay arises directly out of an Act of God including fire, flood, earthquake, explosion, casualty, or accident, or out of war, riot, civil commotion, labor dispute, the requirement of any governmental agency or instrumentality, or any other cause beyond the control of the party claiming force majeure, its agents, suppliers or other subcontractors ("subcontractors").

         7.2 Such delay by Supplier that arises out of any delay in performing or failure to perform by any of its subcontractors shall be excusable only if the (a) delay or failure by such subcontractor arises directly out of a cause or event referred to in Section 7.1, and without the fault or negligence of either or both of Supplier and such subcontractor and
(b) the materials or services to be furnished by such subcontractor or Supplier were not reasonably obtainable from other sources in sufficient time to permit Supplier to meet the required schedule.

         7.3 The party asserting that an event of force majeure has occurred shall send the other party Notice thereof in accordance with Section 22 no later than five (5) business days after the beginning of such claimed event

                                                    Agreement Number: KC103251ML




setting forth a description of the event of force majeure, an estimate of its effect upon the party's ability to perform its obligations under this Agreement and the duration or expected duration thereof. The Notice shall be supplemented by such other information or documentation as the party receiving the notice may reasonably request.

         7.4 The party asserting that an event of force majeure has occurred shall be excused, on a day-to-day basis, from the performance of its obligations under this Agreement to the extent prevented or delayed by such event (and the other party likewise shall be excused, on a day-to-day basis, from the performance of its obligations under this Agreement to the extent such party's obligations related to the obligations are so prevented or delayed); provided, however, that the party asserting the occurrence of a force majeure event shall use its best efforts to avoid or remove such force majeure event.

         7.5 In the event that Supplier delays in performing or fails to perform any of its obligations under this Agreement as a result of an event of
force majeure and such delay or failure continues for         *            or
more, Sprint shall be entitled in its sole discretion to terminate any affected Purchase Order without penalty. As soon as possible after the cessation of any event of force majeure, the party which asserted such event shall give the other party written notice of such cessation. Whenever possible, each party shall give the other party written Notice of any threatened or impending event of force majeure.

ARTICLE 8.  TRAINING

         8.1     Supplier shall provide, upon Sprint's request and at the time
or times required by Sprint during the Term of this Agreement, up   *
training class days of training and training materials for Sprint personnel,
       * . Such training shall be kept current to encompass the latest Licensed Software and Equipment, or any other Software Revision Level and/or Equipment Revision Level directed by Sprint. Subject to the foregoing, course content and material will be designed and agreed to by mutual consent.
Supplier shall have operator training available    *                and
train-the-trainer classes available within    *     .  Sprint shall have the
right to copy Supplier's training materials for its internal use provided that any copyright notice included in such material is copied as well. Unless otherwise directed by Sprint, courses shall be limited to ten (10) attendees in each course session. Sprint is obligated to pay for all travel and lodging of Sprint personnel. All training will be conducted at Ciena's Maryland location unless otherwise agreed. For each of the courses described below, Supplier shall sufficiently train and test class attendees such that the individual can perform the respective functions on the Equipment and Licensed Software. Supplier shall conduct classes for each course described below:

                 (a) Installation training will include training to technical personnel presumed not qualified or trained specifically on installation or testing of the Equipment as it interfaces with a SONET System or the Equipment or Software. The subject matter will include a general overview of Equipment technology and how it interfaces with fiber optic transmission systems, and any other information necessary to successfully install and test the Equipment in a field location.

                 (b) Operations, Maintenance and Provisioning ("OM&P") training will include training to technical personnel presumed not qualified or trained specifically on operating the Equipment and Software included therein. The subject matter will include (i) a general overview of wave division multiplexers and how that type of equipment interfaces with fiber optic transmission systems (ii) a system overview of the Equipment, Software initiation and configuration requirements, required interconnections, troubleshooting and testing requirements, recovery from System failures, use of the craft interface device, and (iii) any other information necessary to successfully operate, troubleshoot, maintain, or set up the Equipment to direct traffic to the intended location, in each case so that the Equipment successfully operates in a field location.

                 (c)      *

                                                    Agreement Number: KC103251ML




Supplier will certify attendees upon successful completion of the course. Such course content and materials may be tailored or customized by Sprint for internal use only and shall include training with respect to the following topics which are applicable, as appropriate, to the installation, operation and maintenance of the Equipment such as:

                           (i)    Hardware configuration;

                          (ii)    Communication interfaces and protocols;

                         (iii) Software operating system (current to latest Software Revision Level);

                          (iv)    Data base configuration, structure and
                                  content;

                           (v)    Data base down loading;

                          (vi)    Program function;

                         (vii)    Troubleshooting procedures; and

                        (viii) Other subject matter which is necessary or desirable to understand current Equipment operation and maintenance as well as any enhancements as they are added to the Equipment.

ARTICLE 9.  SOFTWARE LICENSE

         9.1 Supplier hereby grants to Sprint, and Sprint hereby accepts from Supplier a perpetual, non-exclusive, fully paid-up, worldwide right to use license (the "RTU License"), with rights to transfer and sublicense, only to the extent explicitly authorized in this Agreement for:


                 (a) the EMS Software in machine readable form, including any applicable Software Upgrades provided under the warranty provisions of this Agreement and any EMS Software Feature Enhancements licensed by Sprint under this Agreement, and any copies of any of the foregoing as authorized herein;

                 (b) System Software in machine readable form, including any applicable Software Upgrades provided under the warranty provisions of this Agreement or any System Software Feature Enhancements licensed by Sprint under this Agreement, and any copies of any of the foregoing as authorized herein, and

                 (c) Third Party Software embedded in and integrated with the Equipment, System Software, and EMS Software, in machine readable form.

The RTU License for each Item of Licensed Software commences on   *
and extends perpetually thereafter unless terminated in accordance with the provisions of this Article 9.

* Sprint may physically transfer the EMS Software from one workstation to another without Notice to Supplier and from one site to another provided that
(a) the workstation from which the EMS Software has been transferred shall cease to be a Licensed EMS Workstation for such transferred Software and the workstation to which the EMS Software has been transferred shall thereafter be deemed to be a Licensed EMS Workstation, and (b) the EMS Software delivered by

                                                    Agreement Number: KC103251ML




Supplier pursuant to a Sprint Purchase Order shall not be resident at any time on more than the total number of Licensed EMS Workstations set forth on the applicable Sprint Purchase Order.

Sprint's * for the System Software shall be limited to use in Equipment provided under this Agreement which incorporates such System Software for transmission of a number of information payload carriers ("Channels") excluding service channel carriers (order wires), in either optical transmission path of such Equipment which does not exceed the number of Channels set forth in Sprint's Purchase Order, or otherwise authorized by this Agreement, for (a) the Equipment and System Software, or (b) license upgrade applicable to the Equipment, and authorized by Supplier through provision of an applicable release of the System Software for that System or an acknowledgment by Supplier
of purchase by Sprint's of    *     for increasing the maximum number of  *
(hereinafter, a "Licensed System"). Sprint may transfer the System Software from one site to another so long as operated only on a Licensed System.

The Licensed Software contains copyrighted material, trade secrets and other proprietary material of Supplier or Supplier's subcontractors. Sprint is granted no title or ownership rights to the Licensed Software, and Sprint shall not sell, transfer (except as authorized under this Agreement), rent, copy (other than for archival or backup purposes), reverse engineer, or grant any rights in the Licensed Software except as provided herein without Supplier's prior written consent. Sprint agrees to protect the Licensed Software in a manner consistent with the maintenance of Supplier's ownership and proprietary rights therein, including displaying of any copyright marks incorporated by Supplier.

         9.2 Sprint agrees that the System Software is intended for use with Supplier's Equipment and Supplier agrees that the Software will have Interoperability with systems, equipment and software provided by other suppliers and Customers. *





         9.3 Supplier agrees that each Software Revision Level of the System Software * shall maintain Backwards Compatibility with all existing in-service Equipment and the previous Software Revision Levels issued within the previous two (2) year period of the System Software) made available to the Customers by Supplier. Sprint shall be required to procure a license for not more than one Software Revision Level of the System or EMS Software at each site to acheive the functionality and features of the most current Software Revision Level and to maintain Backwards Compatibility if the Equipment is deployed with Supplier's the then-current version of System Software or EMS Software. In the event System Software or EMS Software supplied by the Supplier at any site at any time does not provide Backwards Compatibility as required by this Section 9.3, then Supplier shall provide, without charge to Sprint, the most current Software Upgrades of the System Software to each such site, and otherwise take such steps as may be necessary to achieve Backwards Compatibility. Some Software Feature Enhancements may require attendant hardware as described generally in Article 11, which will be purchased by Sprint consistent with Article 11.


         9.4 The provisions of this Article 9 shall survive the termination of this Agreement, regardless of the cause of termination.

         9.5 In conjunction with a distribution of the Source Code escrow described in Section 9.6, Supplier hereby grants to Sprint the perpetual right and license to use, modify, and enhance the released Source Code of the Software licensed by Sprint under the restrictions set forth in Section 9.6, and Supplier agrees that the rights and licenses granted herein: (i) are fully performed, (ii) are not of an executory nature, (iii) will not be subject to rejection under Title 11, Section 365 (a) of the United States Code, or any replacement provision therefor, and (iv) will be deemed to be, for purposes of Title 11, Section 365 (n) of the United States Code, or any replacement provision therefor, licenses to rights to "intellectual property" as defined therein.

                                                    Agreement Number: KC103251ML




         9.6 Supplier hereby grants Sprint, and Sprint hereby accepts from Supplier, a Right to Modify license ("RTM License"), limited in use only for the maintenance, modification and support of that Equipment purchased or operated and System Software and EMS Software licensed by Sprint, including access to Source Code, with access to the Source Code exercisable by Sprint only under the following conditions:

                 (a) If Supplier becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition in bankruptcy or an involuntary petition in bankruptcy is filed against Supplier which is not dismissed within sixty (60) days, or suffers or permits the appointment of a receiver for its business, or its assets become subject to any proceeding under a bankruptcy or insolvency law, domestic or foreign, or has liquidated its business, or Supplier, or a business unit of Supplier that is responsible for maintenance of the Licensed Software ceases doing business without providing for a successor, and Sprint has reasonable cause to believe that any such event will cause Supplier to be unable to meet its support requirements hereunder; or

                 (b) If Supplier assigns, transfers or otherwise provides for maintenance rights or other such rights to the Licensed Software to a third party, excluding merger or acquisition, unless Sprint consents, in writing, to such transfer or assignment (which consent shall not be unreasonably withheld) after receiving assurances which are reasonably satisfactory to Sprint that Support Services provided under Article 16 for the Licensed Software, and Equipment during the Warranty Period and any Extended Warranty Periods as defined in Article 13 with respect to the same will be maintained as contemplated by this Agreement;

                 (c)   *

         9.7 Supplier agrees, at Sprint's request, to become a party to a mutually acceptable master Source Code escrow agreement signed by Sprint and Supplier and consistent with the terms of this Agreement ("Escrow Agreement") which will allow Sprint to obtain access to Supplier's Source Code in accordance with the terms set forth in Section 9.6 and such Escrow Agreement. Supplier shall pay those costs associated with providing Supplier's Source Code to the Escrow Agent and Sprint shall pay those costs associated with release of such Source Code. Supplier warrants and agrees that (a) the Source Code delivered into escrow in accordance with the Escrow Agreement will comprise the full Source Code language statement of the System Software and EMS Software as developed and used by Supplier to maintain or modify the Equipment and management system including (i) the complete Software, maintenance, and support Documentation, and (ii) all other materials necessary to allow a reasonably skilled third-party programmer to maintain, modify, or enhance the deposited Software without the assistance of any other person or the reference to any other material; and excluding (i) Third Party Software incorporated in the Licensed Software and sublicensed by Supplier to Sprint under the terms of
Article 9.1 of this Agreement, (ii) commercial software development tools which were licensed by Supplier for its use in developing the Software; (b) such Source Code shall include all Software Revision Levels thereof which have been delivered by Supplier to Sprint under this Agreement from the date of initial creation of such Software until the date the RTM License becomes effective, (c) such Source Code shall be kept up to date, including all updates needed to maintain compliance with the Technical Requirements. In addition, all parts of the Source Code from the date of its creation until the date the RTM License first becomes effective thereof, and all updates thereto (including, without limitation, those which are necessary to maintain compliance with the Technical Requirements) shall be delivered into escrow in accordance with the Escrow Agreement, and (d) the escrow agent will give Sprint written notice of any deposit by Supplier and any refusal by Supplier to pay applicable any escrow fees and expenses. At Sprint's request, the escrow agent will also certify that the deposit meets the technical requirements set forth in the Escrow Agreement, including tests of the deposited Software. The Source Code delivered to the escrow agent will be in a form suitable for reproduction by Sprint.

         9.8 In the event Sprint obtains the RTM License, Supplier warrants that the System Software delivered to Sprint will be in a form suitable for reproduction by Sprint and shall comprise the full Source Code language statement

                                                    Agreement Number: KC103251ML




of the System Software as used by Supplier sufficient to allow a reasonably skilled third party programmer to maintain or modify the Equipment without the help of any other person or reference to any other material.

         9.9 In the event that, after exercising the RTM license, Sprint is later satisfied that Supplier can meet its Software Support and maintenance obligations as set forth in this Agreement, then Sprint shall cease to exercise its access rights under the RTU License and Sprint shall thereafter return any copies of Software delivered from escrow to Supplier.

ARTICLE 10.  SOFTWARE CHANGES

         10.1     Software Upgrades shall be provided to Sprint by Supplier at
* , during the Warranty Period or Extended Warranty Period and such Upgrade
shall have            *             prior to installation into the Sprint
network.. Software Feature Enhancements during or after the Warranty Period shall be provided to Sprint by Supplier at any time, if requested by Sprint, and Sprint shall be obligated to pay * . Sprint shall not be obligated to pay any fee related to any Software Feature Enhancement supplied to Sprint at the initiative of Supplier unless Sprint elects to utilize any new feature included therein. The fee for any Software Enhancement addressed by the immediately preceding sentence shall be due and payable within days of written Notice from Sprint to Supplier that Sprint has elected to use such new feature and has made Final Acceptance thereof. In the event Supplier at any time issues a Software Upgrade which is combined with any Software Feature Enhancement (collectively the "Combined Release") to such Licensed Software, the Combined Release shall be provided at unless and until Sprint elects to use any of the Software Feature Enhancement(s) included within the Combined Release and has made Final Acceptance thereof. Any Software modification provided by Supplier to Sprint at any time shall be subject to the terms of the Software License set forth in
Article 9.

         10.2     To the extent practicable in light of Supplier's software
development practices, Supplier shall give Sprint not less than   *
written notice of the introduction of any Software Feature Enhancement or Software Upgrade of the Licensed Software to be released by Supplier.

         10.3 During the Term of this Agreement, Supplier agrees, if requested by Sprint, *




         10.4 Except as provided in Section 16.3 (e), during the term of this Agreement, installation, testing and acceptance of the Licensed Software shall be performed in accordance with Exhibit B, prior to the delivery of the applicable Software Upgrade or Software Feature Enhancement, but in no event no later than thirty (30) days prior to the time such Software Upgrade or Software Feature Enhancement is to be deployed in the field.

         10.5 In the event that any Third Party Software modification, Software Upgrade or Software Feature Enhancement or Software Revision Level supplied by Supplier during the Life of System has the effect of preventing the Equipment from satisfying, or performing in accordance with, the Technical Requirements or otherwise adversely affects the functionality or features of the Equipment, then Supplier shall promptly make such program changes, replace the Licensed Software or take such other corrective action as may be necessary to assure that the Licensed Software, as modified to include each such Software Upgrade or Software Feature Enhancement, will satisfy, and perform in accordance with, the Technical Requirements and restore all preexisting functionality and features as well as provide any new features and functionality provided by any of the foregoing modifications, in each case without any charge to Sprint.

                                                    Agreement Number: KC103251ML




         10.6 Sprint shall have the option to procure a license for Supplier's Software Feature Enhancement releases. In the event that Sprint declines to procure a license for one or more successive releases pursuant to this section, it shall nonetheless be eligible to procure any current release
at a price   *


ARTICLE 11.  EQUIPMENT CHANGES.

         11.1 Equipment Upgrades shall be provided to Sprint by Supplier * except for Class A and Class AC * The Net Price for any Equipment Feature Enhancement addressed by the immediately preceding sentence shall be due within thirty (30) days of written Notice from Sprint to Supplier that Sprint has elected to use such new feature and has made Final Acceptance thereof. In the event Supplier at any time issues an Equipment Upgrade which is combined with any Equipment Feature Enhancement (collectively the "Combined Release") to such Equipment, the Combined Release shall be *



         11.2 To the extent practicable in light of Supplier's Equipment development practices, Supplier shall give Sprint not less than * prior written Notice of the introduction of any new Equipment Feature Enhancement to the Equipment by Supplier.

         11.3     During the Term of this Agreement, Supplier agrees, if
requested by Sprint,   *





         11.4 Installation, testing and acceptance of the Equipment Upgrades and Equipment Feature Enhancements shall be performed in accordance with Exhibit B.

         11.5 In the event that any Equipment Upgrade or Equipment Feature Enhancement supplied by Supplier during the Life of System has the effect of preventing the Equipment from satisfying, or performing in accordance with, the Technical Requirements or otherwise adversely affects the functionality or features of the Equipment, then Supplier shall promptly repair or take such other corrective action as may be necessary to assure that the optical Equipment, as modified to include each such Equipment Upgrade and Equipment Feature Enhancement, will satisfy, and perform in accordance with the Technical Requirements and restore all preexisting functionality and features as well as provide any new features and functionality provided by any of the foregoing modifications, in each case without any charge to Sprint.

         11.6 Supplier reserves the right to discontinue any product that is a Deliverable under this Agreement if a functional equivalent is offered generally at substantially the same price or if Sprint has not ordered any of
that product for     *          consecutive years.  Supplier will provide a
minimum of      *          Notice for products being discontinued.
Notwithstanding the conditions set forth in the first two sentences of this
Section 11.6,       *

                                                    Agreement Number: KC103251ML




products still in use by Sprint. For a product to be considered a functional equivalent, however, it must meet the Technical Requirements.

ARTICLE 12.  PROPRIETARY INFORMATION

         12.1 Each party acknowledges the other party's ownership of trade secrets, proprietary or confidential information, including but not limited to products, planned products, services or planned services, the identity of or information concerning customers or prospective customers, data, financial information, computer software, processes, methods, knowledge, inventions, ideas, marketing promotions, discoveries, current or planned activities, research development or other information relating to the other party's business activities or operations and those of its customers or subcontractors (collectively referred to hereinafter as the "Proprietary Information").

         12.2    (a)      This Agreement creates a confidential relationship
between Sprint and the Supplier and, in the course of, negotiating or performing this Agreement, including providing Deliverables pursuant to this Agreement, the disclosing party may disclose Proprietary Information to the receiving party. The receiving party shall keep Proprietary Information confidential and, except as directed or authorized in writing, shall use Proprietary Information only to provide the Deliverables and services pursuant to this Agreement and shall not disclose to any person or entity, directly or indirectly, in whole or in part, any Proprietary Information, information prepared from Proprietary Information, or information that comes into possession by reason of services hereunder. Dissemination of Proprietary Information shall be limited to the personnel within the receiving party's organization with a need to know and solely for the purpose of the performance of duties hereunder. Upon cessation of work hereunder, the receiving party shall return or destroy and certify to the disclosing party such destruction of all documents, papers and other materials in its control that contain or relate to Proprietary Information. To the extent practicable all proprietary information disclosed to the receiving party shall be promptly identified as such by the disclosing party in writing.

                 (b) The receiving party shall protect the Proprietary Information from unauthorized use or disclosure by exercising the same degree of care that it uses with respect to information of its own of a similar nature, but in no event less than reasonable care.

         12.3 Proprietary Information does not include any information which:

                 (a)      was rightfully known prior to  *                 ,
other than information obtained in confidence under prior engagements;

                 (b) as shown by written records, has been independently developed without any reliance on Proprietary Information; or

                 (c) is or later becomes part of the public domain or is lawfully obtained from any nonparty to this Agreement.

         12.4 Either party may from time to time, request that the other party disclose such of the other party's Proprietary Information as may be reasonably necessary to permit the design and implementation of such Software interfaces and other systems to permit Interoperability of the Equipment with the equipment or software of other suppliers of equipment and customers of Sprint, excluding equipment which is intended to replace portions of Supplier's Equipment, and each party shall otherwise reasonably cooperate with the other and such other suppliers and customers for the purpose of achieving such Interoperability.

                                                    Agreement Number: KC103251ML




         12.5 Supplier may not use or reproduce the Sprint name with the diamond logo, the diamond logo alone, or any other registered or otherwise protected trademark of Sprint, even in responses to or in correspondence with Sprint, without the express, prior written permission of Sprint.

         12.6 All equipment, materials, drawings, software, data or other such property of every description that Supplier receives directly or indirectly from Sprint or from a third party on behalf of Sprint in relation to this Agreement, or that is paid for or in whole or in part by Sprint, is the property of Sprint. ("Sprint Owned Property"). Supplier must mark all Sprint Owned Property as such and return all Sprint Owned Property to Sprint upon Sprint's request, or upon the termination or expiration of this Agreement whichever is earlier. Supplier is responsible and must account for all Sprint Owned Property, and bears the risk of loss while such property is in Supplier's possession. Sprint Owned Property may only be used in Supplier's performance of this Agreement. Sprint may inspect any agreements and associated records, including invoices, by which Supplier acquires Sprint Owned Property.

         12.7    The provisions of this Article 12 shall survive *           .

ARTICLE 13.   WARRANTIES


         13.1 Supplier warrants for a period of sixty (60) months from the date of delivery of any Deliverable or the provision of any Service ("Warranty Period") and any Extended Warranty Period as defined in Section 13.4, that such Deliverable or Service (as applicable) will meet all applicable industry standards, be free from defects in material and workmanship, including without limitation, design defects to the extent that such design defects prevent conformity with Technical Requirements as modified and attached hereto, will conform to the Technical Requirements, will be newly manufactured, and will be free from all liens and encumbrances. Supplier warrants that it is authorized to and hereby passes through to Sprint without modification, all warranties for Third Party Software and Equipment (that was not manufactured by Supplier) as were provided to Supplier by Third Party Software licensors and Equipment manufacturers.


         13.2 Supplier warrants that during the Warranty Period or any Extended Warranty Period, that each Deliverable to be furnished hereunder will conform to all standards established for such Deliverables in accordance with applicable federal, state, local laws or regulations at time of delivery.


         13.3 With respect to Deliverables repaired or replaced during the sixty (60) month Warranty Period, Supplier warrants, for a period equal to the greater of (i) the remaining unexpired portion of such Warranty Period, or
(ii)    *            from the date the repair is effected,  in the case of
Deliverables repaired at the installation site, and from the date a replacement is shipped to Sprint, in the case of defective Deliverables that are replaced, that such Deliverables will satisfy and perform in accordance with the Technical Requirements, throughout such time period.



         13.4 During the Life of System, Sprint shall be entitled to purchase an unlimited number of one-year extensions (each an "Extended Warranty Period") of any or all of the warranties set forth in Section 13.1, 13.2, or
13.3 (each an "Extended Warranty") with the amount of payment for each such Extended Warranty not to exceed that for any of Supplier's MFC's.



         13.5 Supplier warrants that it has good marketable title to the Equipment, that it has the full power and authority to grant the license granted Sprint under this Agreement with respect to the Licensed Software, and to Supplier's knowledge, after investigation, neither the license to nor use by Sprint of the Licensed Software or Equipment, as permitted under this Agreement, will in any way constitute an infringement or other violation of any copyright, patent, trade secret, trademark, non-disclosure, or any other intellectual property right of any third party. The Licensed Software licensed under this Agreement will be free and clear of all liens and encumbrances.

                                                    Agreement Number: KC103251ML




         13.6 Except for the warranties expressly set forth in this Article 13 and Section 14.5, Supplier hereby expressly disclaims any and all warranties, whether express or implied, verbal or written, statutory or at law, including, without limitation, any warranty of merchantability or fitness for any particular purpose.

         13.7 In the event that Sprint makes any unauthorized modifications to the Equipment or System Software, the Equipment warranty will be voided.

         13.8 The Software delivered to Sprint under this Agreement will be free from any viruses, disabling programming codes, instructions, or other such items that may interfere with or adversely affect Sprint's permitted use of the Software.

         13.9 To the best of Supplier's knowledge, after investigation, neither Supplier nor its personnel performing services under this Agreement has any existing obligation that would violate or infringe upon the rights of third parties, including property, contractual, employment, trademark, trade secrets, copyright, patent, proprietary information and non disclosure rights, that may affect Supplier's ability to fulfill its obligations under this Agreement.

ARTICLE 14.  REPRESENTATIONS AND OTHER WARRANTIES

         14.1 Each party represents and warrants that it is duly organized, existing and in good standing under the laws of its State of organization, and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which the failure to so qualify would have a materially adverse impact upon its business and assets.

         14.2 Each party represents and warrants that it has the corporate power and requisite authority to execute, deliver and perform this Agreement, the non disclosure agreement between the parties incorporated as Exhibit D, the Hardware and Software Trial Evaluation agreement between the parties
dated   *    ,  any  Source Code escrow agreement entered into pursuant to this Agreement, and all Purchase Orders to be executed pursuant to or in connection with this Agreement, and that it is duly authorized to, and has taken all corporate action necessary to authorize, the execution, delivery and performance of this Agreement and such other agreements and documents.

         14.3 Each party represents and warrants that neither the execution and delivery of this Agreement and the agreements or documents stated in Section 14.2 above executed by it pursuant to or in connection with this Agreement, nor the consummation of any of the transactions herein or therein contemplated, nor compliance by it with the terms and provisions hereof or with the terms and provisions thereof will (i) contravene or materially conflict with any provision of applicable law to which it is subject or any judgment, license, order or permit applicable to it, or any indenture, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or its property may be bound, or to which it or its property may be subject,
(ii) violate any provision of its articles of incorporation or bylaws or partnership agreement, if any or (iii) require the consent or approval of, the giving of notice to, or the registration, recording or filing of any document with, or the taking of any other action in respect of, any person, entity or governmental agency.

         14.4 Each party represents and warrants that this Agreement and the agreements or documents stated in Section 14.2 above executed by it pursuant to or in connection with this Agreement will constitute when executed in full the legal, valid and binding obligations of said party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws affecting the enforcement of creditors rights generally and to general principles of equity.

         14.5 Supplier represents and warrants that Supplier possesses the technical capability, personnel, financial and other resources and proprietary rights to develop, build, test, deliver and support on a timely basis Deliverables that will satisfy the Technical Requirements.

                                                    Agreement Number: KC103251ML




ARTICLE 15.  REMEDIES

         15.1 In the event that any Licensed Software , or Equipment is discovered to be defective or otherwise fails to satisfy, or perform in accordance with, the Technical Requirements, or to conform to any of the other warranties specified in Article 13 during the applicable Warranty Period, Supplier promptly shall repair or replace, at its option and expense, all such defective or nonconforming System Software, EMS Software or Equipment so as to cause them to satisfy, and perform in accordance with, the Technical Requirements, and all of the other warranties in Article 13 during the applicable Warranty Period or any Extended Warranty Period. In the event that any Deliverable is returned for repair (including Deliverables with no trouble found following inspection) * , Supplier shall not deliver that specific Deliverable to Sprint repaired, but will exchange it at no cost to Sprint, for a new Deliverable.

         15.2 During the Term of the Agreement, in the event Supplier fails to meet the delivery schedule specified in an applicable Purchase Order for Deliverables, Supplier shall have a grace period following the scheduled delivery date, then Sprint shall either *





         15.3     *





         15.4 During the Term of the Agreement, in the event Supplier does not correct the cause of any failure contemplated by Section 16.7 within the time periods specified therein, Sprint shall be entitled to deduct from the payments otherwise required to be made by Sprint to Supplier under this Agreement, or request or credit to its account with Supplier or a payment from Supplier, in an amount equal to * Should occurrence cause additional derivative problems of the type as identified in Section 16.7, the remedies payable to Sprint by Supplier shall not be cumulative.

         15.5 The parties acknowledge that disclosure of any Proprietary Information other than as allowed by Article 12 may give rise to irreparable injury and may be inadequately compensable in monetary damages and therefore

                                                    Agreement Number: KC103251ML




the non-disclosing party shall be entitled to seek and to obtain injunctive or other equitable relief against the breach or threatened breach of the obligations of said Article 12, in addition to any other remedies which may be available.

         15.6     Notwithstanding any other provision to the contrary in
Article 15 (except Section 15.4) or elsewhere in this Agreement:

                  (a) Except for those provided in Section 16.7, all remedies available to either party under this Agreement are cumulative and may be exercised concurrently or separately; the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies; and the rights and remedies of the parties as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies available to it at law or in equity; provided, however, that the aggregate amount that Sprint shall be permitted to deduct from payments otherwise required to be made by it to Supplier under this Article 15, or to request a credit or payment as aforesaid, shall not exceed the aggregate Net Price of Deliverables invoiced to Sprint pursuant to Purchase Orders throughout the Term of this Agreement.

                 (b)   *





         15.7    Except for Supplier's indemnity obligations set forth in
Article 19, anything in this Agreement to the contrary notwithstanding, Supplier's uninsured liability to Sprint pursuant to this Agreement or in connection with any matters in any manner related to this Agreement shall not exceed in the aggregate the Net Price of all Deliverables purchased by Sprint from Supplier and paid for during the term of this Agreement.

         15.8    Except for Supplier's indemnity obligations set forth in
Article 19, anything else to the contrary in this Agreement notwithstanding (except for Sections 15.2 and 15.4 of this Agreement), Neither party shall be liable to the other or to anyone claiming through the other party for any indirect, consequential, special or exemplary damages of any kind whatsoever.

ARTICLE 16. SUPPORT SERVICES

         16.1 Support services consist of immediate and long-term emergency and non-emergency services provided during the Warranty Period and any Extended Warranty Period. Subject to the terms and conditions of this Agreement, Supplier will provide to Sprint the support services described below ("Support Services") *


                 (a) Upon receipt of a request for technical assistance, the nature of the problem will be identified, and a priority assigned by Sprint as either an emergency or non-emergency condition and resolution thereof will be expedited accordingly.

                                                    Agreement Number: KC103251ML




                 (b) Following corrective actions by Sprint in accordance with applicable maintenance documentation provided by the Supplier, when Supplier is notified by Sprint that the Licensed Software or Equipment fails to operate in accordance with the Technical Requirements, Supplier will promptly commence and diligently pursue all reasonable efforts to correct the defect.

                 (c) Supplier's correction of such defects in the Licensed Software or Equipment may take the form of new System Software code, new or supplementary operating instruction or procedures, modifications of the Software code in customer's possession, modification of Equipment, or any other commonly used method for correcting Software defects, as Sprint and Supplier deem appropriate.

                 (d) Supplier will provide non-emergency technical support to Sprint via telephone, facsimile transmission, or modem access, during Sprint's normal business hours.

                 (e) Supplier will provide an emergency technical assistance to Sprint via telephone, twenty-four (24) hours per day, three hundred sixty-five (365) days per year.

         16.2    (a)      From time to time, failures in or degradation of
Equipment or System Software may cause services provided by the Equipment to be adversely affected. Critical service outages which cannot be resolved by Sprint field technicians or technical support engineers using procedures defined in Supplier documentation and training will be transmitted to the Supplier as a Trouble Report ("TR"). Supplier shall assign an identifying number to each TR to aid in tracking its disposition. TR's will be immediately addressed by the Supplier through emergency technical assistance under guidelines set forth below. It is necessary that immediate assistance be provided by the Supplier to allow Sprint to restore the affected service. Trouble Reports may not be considered concluded until the solution is concurred in by a designated Sprint Operations Control Center. The root cause of problems resulting in TR's may be system deficiencies which must be corrected through Equipment, System Software or procedure changes. Problems with the Equipment requiring such changes will be referred to the Supplier for action through a Customer Service Request ("CSR"). CSR's will also be the means for Sprint to request certain improvements or the addition of features to the Equipment.

                 (b) Sprint is authorized by Supplier to install and integrate any Software Upgrade or Software Feature Enhancement provided by Supplier pursuant to Supplier's instructions.

         16.3    (a)      The term Emergency Technical Assistance ("ETA") is
defined to mean the provision of emergency technical assistance to Sprint for the purpose of resolving a problem which adversely affects service. When a problem is encountered which adversely affects service with respect to the Deliverables provided by Supplier, a Sprint maintenance technician will attempt to repair, correct, or replace any malfunctioning Deliverable using the procedures recommended in the Supplier's Documentation. If unsuccessful, a Sprint technical representative will consult the Supplier's designated ETA group at the telephone number provided by the Supplier in Section 16.3(c). Following receipt of notification by the ETA group, the ETA group will utilize all available technical resources and will ensure that a qualified technical engineer is communicating with Sprint personnel regarding the problem within fifteen (15) minutes of such notification.

                 (b) A problem adversely affecting service that has a severity level defined below as either E1 or E2 is to be addressed under ETA procedures:

                          (i) The term E1 Emergency Condition is defined to mean any failure of a Deliverable that renders any primary function and all recovery procedures inoperative. Supplier shall clear all E1 Emergency Conditions within twenty-four (24) hours or as soon as possible. Work must continue around the clock until the defect causing the E1

                                                    Agreement Number: KC103251ML




                                  Emergency Condition is solved or the severity thereof is reduced to P1, as defined below, or less.

                          (ii) The term E2 Emergency Condition is defined to mean any emergency condition in which there is a clearly identified degradation of customer service that continues or repeats even after recovery procedures have been executed, and which will ultimately results in the loss of any primary function of the Deliverable. Supplier shall clear all E2 Emergency Conditions within twenty-four (24) hours or as soon as possible. This includes problems resulting in loss of system redundancy. Work must continue around the clock until the defect causing the E2 Emergency Condition is solved or the severity is reduced to P1, as defined below, or less.

                 (c) In the event that an E1 or E2 Emergency Condition should remain unresolved following referral to the Supplier by Sprint, the problem causing such condition shall be reported to the levels of management set forth below (with comparable titles, if different) to ensure all available resources necessary to address the problem will be committed in accordance with the following:

                      *

                      *       *       *       *
                      *       *       *       *
                      *       *       *       *
                      *       *       *       *
                              *       *
                      *       *       *       *


                 (d) In the event that Sprint reasonably determines that Supplier has not provided sufficient ETA to resolve any E1 or E2 Emergency Condition on a timely basis, *

 .

                 (e) Time is of the essence during E1 and E2 Emergency Conditions, and Supplier shall deliver to Sprint each Software Upgrade and each Equipment Upgrade developed by or on behalf of Supplier to resolve any E1 or E2 Emergency Condition promptly following completion of development and successful testing of such Software Upgrade or Equipment Upgrade but in no event later than * following completion of such development.

         16.4    (a)      The term Non-Emergency Services includes providing to
Sprint any requested technical assistance and support, remote monitoring and outage review consultation and the handling of Customer Service Requests ("CSR").

                 (b) Technical assistance and support shall be provided for the purpose of resolving non-emergency problems defined below as P1, P2 and P3 which shall be reported to Supplier.

                          (i) The term P1 Major Condition is defined to mean any non-emergency failure of specific features or functions of the Deliverable that restricts its operations, but does not render the Deliverable inoperable, or require significant manual intervention for the Deliverable to operate properly.

                          (ii) The term P2 Significant Problem is defined to mean any non-emergency, intermittently occurring problem related to specific primary functions, or features and/or any inoperable secondary functions, but the impact of such problems does not have a significant adverse affect on the overall performance of the Deliverable. By-pass or work around procedures shall be used to alleviate such problem until it is corrected.

                                                    Agreement Number: KC103251ML




                          (iii) The term P3 Minor Problem is defined to mean any non-emergency problem that does not affect the performance or functions of the Deliverable. The Deliverable is fully operable without restrictions. Such problems may include Documentation inaccuracies, cosmetics, minor requests for changes or maintenance requests. Supplier will clear minor problems during the next available scheduled Software Upgrade or Equipment Upgrade.

                 (c) Should non-emergency problems remain unresolved following referral to the Supplier by Sprint, such problem shall be reported to higher levels of management to ensure all available resources are committed to address such problem in accordance with the following schedule:

                                     *
                                     *

                       *      *      *      *      *
                       *      *      *      *      *
                       *      *      *      *      *
                       *
                       *                    *      *

         Non-emergency problems referred to the Supplier as a CSR will be resolved based upon the priority assigned to them as reasonably determined by Sprint , and will generally be incorporated into the next scheduled Software Upgrade, Feature Enhancement or Revision Level, or Equipment Upgrade, Feature Enhancement or Revision Level, as applicable and which time reasonably permits. Technical assistance for P1, P2, and P3 type problems shall be included in the Support Services during the Warranty or Extended Warranty Period during normal business hours (Monday-Friday 0800 - 1700 hours local time, Kansas City).

         16.5 In the event that emergency or non-emergency technical support provided from the Supplier's technical support center is not sufficient to resolve level E1 or E2 Emergency Conditions or P1 or P2 problems, Supplier shall send a technically qualified person to this site of such emergency condition or problem to assist Sprint employees in solving the condition or problem. The technically qualified person shall be on-site within twenty-four
(24) hours or as soon thereafter as reasonably practicable after notification to Supplier by Sprint, or at such later time as may be determined by Sprint.

         16.6 A CSR will be submitted by Sprint to request a repair of Emergency Conditions or a Non-Emergency Problem, or to request the addition of a Software or Equipment Upgrade or other Software or Equipment Feature Enhancement. Sprint's CSRs will define the problem or feature desired, and state whether Sprint considers the CSR to be a Software Equipment Upgrade or Software Equipment Feature Enhancement. Changes to the Equipment resulting from CSR's must be fully tested and accepted in accordance with the provisions of Exhibit B. The Supplier shall respond to the submission of a CSR by Sprint within five (5) business days, acknowledging receipt of the CSR, confirming or denying agreement with Sprint's assessment of whether the CSR may be considered a Software or Equipment Upgrade or a Software or Equipment Feature Enhancement and summarizing the Supplier's intended actions to handle the CSR. A CSR may result in a Software Upgrade or Equipment Upgrade as well as a Software Feature Enhancement or Equipment Feature Enhancement.

         To the extent that Sprint notifies Supplier of a problem to be remedied by Supplier, whether under Article 16 or any other provision of this Agreement, and such problem is determined to be not attributable to products or services provided by Supplier, Sprint shall promptly, but in no event later
than thirty (30) days after receipt of  *                    therefor*.
Notwithstanding the previous sentence, if such problem is the result of an installation by Sprint is based on erroneous Documentation or advice from Supplier, any expenses incurred by Supplier shall not be paid by Sprint. Reimbursement provisions for Supplier's expenses are set forth in Exhibit C.

         16.7 In the event that Sprint's efforts in resolving the following issues are unsuccessful, Sprint may submit a CSR to Supplier.:

                                                    Agreement Number: KC103251ML




                 (a)      *




                 (b)      *





 .

                 (c) Software Upgrades or Software Feature Enhancements cannot be installed into working Equipment without affecting customer traffic.

          Supplier shall have     *      from the date the CSR is submitted to
identify and isolate the cause, recommend a solution that is satisfactory to Sprint or notify Sprint that Supplier does not believe that the fault relates to its Deliverable, and the basis for this conclusion. If, in Sprint's determination a Deliverable is at fault, Supplier agrees to correct the cause of the failure at no cost or expense to Sprint (and to deliver the same to Sprint).

         If the cause of any failure is not corrected within the time periods specified above, Sprint shall be entitled to the remedy set forth in Section 15.4.

         16.8 Deliverables which fail in service will be returned by Sprint to the Supplier for repair in accordance with the following:

                 (a) During the applicable Warranty Period, or Extended Warranty Period, repair of failed Deliverables shall be accomplished by the Supplier * .

                 (b) Under non-emergency circumstances, Supplier shall repair or replace failed Equipment and return it to Sprint no later than
     *        following receipt from Sprint.

                 (c) Under emergency conditions, the Supplier shall provide emergency replacement of failed or inoperational Deliverables in the event that a spare is not available through Sprint's stock of spares in the region affected. In such event, Supplier shall deliver emergency spare parts
to Sprint within  *                             of Supplier's receipt of
Sprint's request. A request from Sprint shall be made through the emergency support contact as defined in Section 16.3. If Supplier fails to comply with the aforesaid obligation in *

                                                    Agreement Number: KC103251ML




one emergency request.

         16.9 All units repaired by the Supplier for immediate or eventual return to Sprint shall be tested for full functionality in accordance with Supplier's current practices. Should no trouble be found ("NTF") with Equipment returned by Sprint to the Supplier for repair, a functionality testing period, intended to discover latent problems with the Equipment, shall be accomplished by the Supplier for no less *


         16.10 Supplier will notify Sprint of any problem described in this Section, below, with Equipment, Software or Documentation discovered through any internal investigation or trouble reporting process from any customer using the Equipment. Such notification shall be in writing and shall be made within
      * of the discovery of level E1 or E2 Emergency Condition, * for level P1 problems and * for level P2 or P3 problems. Supplier shall make reasonable efforts to verbally notify Sprint and discuss the problem with a technician or engineer as soon as practicable, but in no event later than * after the internal discovery of level E1 or E2 Emergency Condition problems. Written notifications will be made by fax or overnight courier at Supplier's discretion. Notification will include:

                 (a) Impact on traffic if the condition or problem is not fixed;

                 (b)      Impact on traffic caused by implementing fix;

                 (c) If fix is already included in an upcoming Software Upgrade, Revision Level, Equipment Upgrade or Revision Level;

                 (d)      Cost, if any, to Sprint to implement;

                 (e) Impact on performance of the Equipment or Software if implemented; and

                 (f) Any workarounds or modifications to protect Sprint customer traffic and the associated cost as applicable.

         16.11 Changes to the system required by Supplier due to its normal business processes or required by TR's, CSR's or other problem resolution methods shall be communicated to Sprint through a formal Product Change Notice ("PCN") process. This process will ensure formal Documentation is issued to Sprint to describe any necessary modifications to the Software or to the Equipment, and procedures for implementing them on a timely basis.

                 (a) Product Changes for problems for which a fix has been identified through the TR or CSR process must be tested and demonstrated within
         *             for E1 or E2 level conditions, and    *
for P1, P2 or P3 level problems and implemented in the network as soon as reasonably practicable.

                 (b) Sprint must be notified of all upgrades that result in a functional change prior to the change being implemented on repaired Deliverables, or through Software Upgrades to individual Deliverables or the overall Equipment. Sprint must approve changes that affect functionality or Interoperability of Supplier's Equipment.

                 (c) An Equipment Upgrade or Software Upgrade to Supplier's Equipment that changes functionality may, at Sprint's election, be jointly tested by the Supplier and Sprint in Supplier's or Sprint's Testbed prior to use by Sprint.

                                                    Agreement Number: KC103251ML




         16.12 All Equipment capable of being marked with bar codes using the CLEI standards as defined by Bellcore shall be so marked.

         16.13 Supplier shall make available appropriate members of its senior management at a mutually agreed upon date once each quarter, or at such dates no more frequently directed by Sprint, to participate in quality assurance meetings conducted by Sprint which will cover, at a minimum, Supplier performance, business process and procedure improvements, projected schedules for future System Software releases and their proposed contents, and ongoing operations topics.

         16.14 The Supplier shall be obligated to fulfill all of the duties and perform all of the obligations, for reasonable rates after the Warranty Period or Extended Warranty Period as the case may be, set forth in or contemplated by each of Sections 16.1 through and including 16.13 during the Life of System.

ARTICLE 17.  DISASTER RECOVERY

         17.1 Supplier shall commit to its best efforts to have available to Sprint sufficient Equipment and/or System Software inventory to replace the most complex Sprint network node site which would include any combination of up to * Sprint network, in each case as directed by Sprint. This commitment shall be exercised in the event the Sprint's network incurs a Catastrophic Failure and thereupon Supplier shall be obligated to use its best efforts to ship such Equipment and System Software immediately following Sprint's request in writing, but in no event later than twenty-four (24) hours following such request. Equipment and/or System Software used in the Supplier's testbed, specified under Article 1, may be used in combination with Supplier's inventory to satisfy this commitment. Where appropriate, Sprint shall purchase Equipment or procure additional licenses for Software supplied to Sprint.

         17.2 In the event the Equipment and/or System Software is used to support Sprint in a disaster recovery, Supplier shall restore to full operation the Supplier Testbed in the configuration specified in Article 1 as soon as
possible but in no event later than   *                               after
such Equipment and/or Licensed Software was removed.

ARTICLE 18.  INSURANCE

         18.1 Supplier shall procure and maintain, during the Term of this Agreement insurance in not less than the following amounts:

                 (a) Worker's Compensation insurance in accordance with the provisions of the applicable Workers' Compensation or similar law of the state with jurisdiction applicable to Supplier's personnel.

                 (b) Commercial General Liability, including Contractual Liability insurance with a coverage limit of not less than five million dollars ($5,000,000) Combined Single Limit per occurrence for bodily injury or property damage liability. Such policy or policies shall name Sprint as an additional insured and shall contain a provision waiving the insurer's right of subrogation against Sprint and its employees, agents, officers and directors.

                 (c) If the use of any automobile is required by the Supplier or any third party acting on behalf of Supplier in the performance of this Agreement, Supplier shall also obtain and maintain business auto liability insurance for the operation of all owned, non-owned and hired automobiles with a coverage limit of not less than one million dollars ($1,000,000) combined single limit per accident for bodily injury or property damage liability. Such policy or policies shall name Sprint as an Additional Insured and shall contain a provision waiving the insurer's rights of subrogation against Sprint and its employees, agents, officers and directors.

                                                    Agreement Number: KC103251ML




         18.2 Supplier shall deliver to Sprint certificates of insurance satisfactory in form and content to Sprint evidencing that all of the insurance required by this Agreement is in force, and that no policy may be canceled or materially altered without first giving Sprint at least thirty (30) days prior written notice.

         18.3 Nothing in this Article 18 is intended to imply that the Supplier's liability to Sprint is limited to the amount of insurance carried. Supplier's liability is limited by other provisions of this Agreement, such as
Section 15.7.

ARTICLE 19.  PATENT, COPYRIGHT AND TRADE SECRET

         19.1 Supplier agrees to indemnify, defend and hold harmless Sprint, and each director, officer, employee or agent of Sprint (the "Indemnified Parties"), against any claims, suits, proceedings, damages, liabilities, judgments, amounts paid in settlement with the consent of the Supplier (which consent shall not be unreasonably withheld), costs or expenses (including the reasonable cost of investigating and defending any of the foregoing and attorneys' fees incurred in connection therewith), joint or several, as incurred, which may be based in whole or in part upon, or arise in whole or in part out of (A) any infringement or alleged infringement of any patent or copyright or similar rights protected under the laws of the United States of America ("USA") or any other country which is a signatory to the Paris Convention of March 20, 1883, as revised relating to the Deliverables or use thereof;(B) any wrongful use or misappropriation or alleged wrongful use or misappropriation of any trade secret or other proprietary rights relating to Deliverables, hereunder pursuant to any statute, regulation or common law of the USA or any other country which is a signatory to the Paris Convention of March 20, 1883, as revised (collectively referred to hereinafter as "Indemnified Liabilities"), provided that Supplier shall not be liable with respect to any Indemnified Liabilities which result from use by Sprint of the Equipment and Licensed Software different from the uses contemplated by this Agreement.

         19.2 Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party, unless Supplier assumes the defense as hereinafter provided, (a) the Indemnified Parties may retain counsel satisfactory to them and Supplier and Supplier shall pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (b) Supplier will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that Supplier shall not be liable for any settlement effected without its written consent, which consent, however, shall not be unreasonably withheld. The Supplier will be entitled to participate at its own expense in the defense, or, if the Supplier so elects, to assume the defense of any suit brought to enforce any such liability, but, if the Supplier elects to assume the defense, such defense shall be conducted by counsel chosen by the Supplier. In the event Supplier elects to assume the defense of any such suit and retain such counsel, any Indemnified Party may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Supplier shall have specifically authorized the retaining of such counsel or (ii) the parties to such suit include such Indemnified Party, and the Supplier and the Indemnified Party have been advised by counsel that one or more legal defenses may be available to it or them which may not be available to the Supplier, in which case the Supplier shall not be entitled to assume the defense of such suit notwithstanding its obligation to bear the fees and expenses of such counsel.

         19.3 Any Indemnified Party wishing to claim indemnification under this Article 19, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Supplier promptly (but the failure so to notify shall not relieve Supplier from any liability which it may have under this
Article 19 except to the extent such failure prejudices Supplier). Supplier shall promptly notify Sprint that it has assumed the defense of any claim, action, suit, proceeding, or investigation and shall apprise Sprint of the progress of such defense.

         19.4 If Sprint is enjoined from use of the Equipment or any component thereof or Licensed Software, Supplier must procure the rights, at Supplier's cost and expense, for Sprint to continue use of the Equipment or affected

                                                    Agreement Number: KC103251ML




component, or Licensed Software, or replace it with non-infringing Equipment or components, or Licensed Software, or modify same to be non-infringing.

         19.5 This indemnity obligation shall be in addition to, and not in limitation of, any liability or obligation which Supplier might otherwise have to any Indemnified Party.

         19.6 The indemnities provided in this Article 19 do not extend to: (i) any suit or proceeding which is based on an infringement claim covering a combination of a Deliverable purchased under this Agreement with other devices or elements not provided, and of which Supplier is unaware, or specified by Supplier unless such is an intended combination; (ii) any Deliverable whose infringement is a direct result of Supplier being required to adhere to a specific design provided by Sprint if, and only if, Supplier informs Sprint that it does not approve the specific design be; or (iii) any Deliverable that is otherwise modified by Sprint in a manner not authorized by Supplier.

         19.7 Except for the indemnity provisions of this Agreement, neither party will be liable to the other for special, indirect, or consequential loss or damage, whether or not such loss or damage is caused by the fault or negligence of that party, its employees, agents, or subcontractors.

         19.8 No limitation of liability contained in this Agreement will be applicable in the event of Supplier's gross negligence or intentional misconduct, or in the event of personal injury or property damage. Furthermore, no limitation of liability contained in this Agreement will apply with respect to any Supplier liability arising under or relating to Section 13.5 and 13.9, or this Article 19.

ARTICLE 20. TERMINATION

         20.1 Either party may terminate this Agreement and any outstanding Purchase Order, in whole or in part, in the event of a default by the other, provided that the non-defaulting party so advises the defaulting party in writing of the event of alleged default and affords the defaulting party thirty
(30)days within which to cure the default. The termination upon default of this Agreement for any reason shall not terminate any license or sublicense granted to Sprint by this Agreement. Default is defined to include:

                 (a) Either party becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition in bankruptcy or an involuntary petition in bankruptcy is filed against such party
which is not dismissed within  *              , or suffers or permits the
appointment of a receiver for its business, or its assets become subject to any proceeding under a bankruptcy or insolvency law, domestic or foreign, or has liquidated its business;

                 (b) Either party's material breach of any of the terms or conditions hereof;

                 (c) The execution by either party of an Assignment for the benefit of creditors or any other transfer or assignment of similar nature.

         20.2 Neither the expiration of this Agreement according to its terms nor its termination under the provisions of Section 20.1 shall prejudice any claim for any outstanding amount owed Supplier and Sprint to each other, damages or any other rights or remedies that any party may have under this Agreement or at law or in equity or relieve any party from the duty to hold in confidence proprietary information and otherwise comply with, and exercise the rights set forth in, Articles 9, 11.1, 12, 13, 15, 16, 17, 18, 19, 20, 21, 22,
23, and 25 hereof, each of which shall survive such termination.

                                                    Agreement Number: KC103251ML




         20.3 In the event Sprint terminates this Agreement as described in Section 20.1 by reason of Supplier's non-performance of a specific Purchase Order, and does so prior to Final Acceptance of the Deliverables or completion of the work authorized in that Purchase Order, upon Sprint's request, Supplier shall return all fees and moneys paid to Supplier in connection with that Purchase Order within thirty (30) days of such termination. Sprint shall permit Supplier, at its expense to regain possession, upon reasonable advance notice and during normal business hours or such other time of the day designated by Sprint, all Deliverables provided by Supplier to Sprint in connection with that Purchase Order. The license rights which Supplier has provided to Sprint in conjunction with Deliverables delivered under that Purchase Order shall likewise cease, in this event, only. Either party may also pursue any other rights or remedies pursuant to Article 15 or Article 21 or otherwise available to it at law or in equity.

ARTICLE 21.  DISPUTE RESOLUTION

         21.1 The parties will attempt in good faith to promptly resolve any controversy or claim arising out of or relating to this Agreement or any subsequent performance by the parties before resorting to other remedies available to them. Any such dispute shall be referred to appropriate executives of each party who shall have the authority to resolve the matter.
If the executives are unable to resolve the dispute, the parties may by agreement refer the matter to an appropriate form of alternative dispute resolution such as mediation. If the parties cannot resolve the matter or if they cannot agree upon an alternative form of dispute resolution, then either party may pursue resolution of the matter through arbitration in accordance with the rules of the American Arbitration Association applying the substantive law of the State of Kansas without regard to any conflict of laws provisions. The arbitration will be governed by the United States Arbitration Act, 9, U.S.C. Section 1, et. seq. and judgment upon the award rendered by the arbitrators may be entered by any court with jurisdiction. The arbitrators are not empowered to award damages in excess of compensatory damages , and each party waives any damages in excess of compensatory damages. The parties agree to continue performance during the pendency of any dispute, unless performance is terminated according to Article 20 of this Agreement.

         21.2 Notwithstanding the foregoing, either party may bring a claim for injunctive relief as provided in Section 15.5 in any court of competent jurisdiction without first submitting the claim to arbitration.

ARTICLE 22.  NOTICE AND REPRESENTATIVES OF THE PARTIES

         Any notice ("Notice") required or permitted under this Agreement must be given in writing to the address or facsimile number provided for a party below (or such other address or number as any party may provide to the other in writing in the manner contemplated hereby) and will be deemed effective as follows:

                 (a) if delivered in person or by courier, on the date it is delivered;

                 (b) if sent by facsimile transmission, on the date that the transmission is received by the recipient party in legible form;

                 (c) if sent by certified or registered mail or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted but acceptance is refused ;

unless the date and time of any delivery or receipt, as applicable, is not during normal working hours on a local business day, in which case Notice shall be deemed given and effective on the first following day that is a local business day. For purposes hereof, a "local business day" is a business day in the city specified in the address for notice provided by the recipient.

The Notices provided for by this Article 22 shall be given to the following:

                                                    Agreement Number: KC103251ML





         If to Sprint:

                 SONET Project Manager
                 Sprint Communications Company L.P.
                 901 E. 104th Street
                 Kansas City, Missouri 64131
                 Mailstop MOKCMD0203
                 Telephone (816) 854-5832
                 Facsimile (816) 854-7044

         With a copy to:
                 Sprint Materials & Services Management
                 903 E. 104th Street
                 Kansas City, Missouri 64131
                 ATTN:  Lead Negotiator, Procurement
                 Mailstop: MOKCMW0801
                 Telephone: 816-854-5825
                 FAX: 816-854-7022

         If to Supplier:

                 Ciena Corporation
                 ATTN:  Vice President, Sales & Marketing
                 8530 Corridor Road
                 Columbia, Maryland 20763
                 Telephone: 301-317-5800

         With a copy to:

                 PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                 1615 L Street, NW
                 Washington, DC  20036-5694
                 ATTN.:  Phil Spector

ARTICLE 23.  GENERAL

         23.1 Assignment. Provided that Sprint gives Notice to Supplier in a manner consistent with Article 22 hereof, Sprint may assign this Agreement to any one or more of the Sprint Affiliated Entities as Sprint may determine in its sole discretion, whether or not Supplier consents to such assignment provided that Sprint remains primarily liable for the performance of its obligations hereunder. Neither party to this Agreement may assign, pledge, encumber or hypothecate its interest in this Agreement or any of its rights hereunder or delegate its obligations hereunder without the prior written consent of the other party to this Agreement, which consent shall not be unreasonably withheld, and any attempted assignment which does not comply fully with this Article 23.1 shall be null and void.

         23.2 Governing Law. This agreement shall be construed in accordance with and governed by the law of the State of Kansas without regard to the conflict of law provisions of such state or any other jurisdiction.

         23.3 Laws and Regulations. The parties hereby agree to comply with all local, municipal, state, federal, foreign, governmental and regulatory laws, orders, codes, rules and regulations that are applicable to their respective performance of this Agreement.

                                                    Agreement Number: KC103251ML




         23.4 Amendment. Any provision of this Agreement, or any schedule, exhibit or rider hereto, may be amended only if such amendment is in writing and signed by all the parties hereto.

         23.5     Waiver.     Any waiver or delay in the exercise by either
party of any of its rights under this Agreement shall not be deemed to prejudice such party's right of termination or enforcement for any further, continuing or other breach by the other party.

         23.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

         23.7 Public Disclosures. Neither party will issue or release for publication any written or recorded, audibly, magnetically or otherwise, materials relating to the existence of this Agreement, the Deliverables or any services to be performed pursuant to this Agreement without the prior written consent of the other party.

         23.8 Severability. Whenever possible, each provision of this Agreement, as well as any schedule, exhibit or rider attached hereto, will be interpreted in such manner as to be effective and valid under applicable law, order, code, rule or regulation, but if any provision of this Agreement, as well as any schedule, exhibit or rider hereto, is held to be invalid, illegal or unenforceable in any respect under any applicable law, order, code, rule or regulation, such invalidity, illegality or unenforceability will not affect any other provision, schedule, exhibit or rider of this Agreement, but this Agreement, schedule, exhibit or rider will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision, schedule, exhibit or rider had never been contained herein or attached hereto.

         23.9 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         23.10 Counterparts. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.

         23.11 Relationship of Parties. Neither Supplier, its subcontractors, employees or agents shall be deemed to be employees or agents of Sprint, it being understood that Supplier, its subcontractors, employees or agents are independent contractors with respect to Sprint for all purposes and at all times. This Agreement shall not be construed as establishing a partnership or joint venture between Sprint and Supplier.

         23.12 Supersession of PO. The terms and conditions of this Agreement supersede any pre-printed terms and conditions on any Purchase Order, both front and back, unless otherwise agreed by the parties in writing.

ARTICLE 24.  INCORPORATION OF DOCUMENTS

         This Agreement hereby incorporates by reference the following
Exhibits:

         EXHIBIT A.       CUSTOMER SERVICE REQUEST PROCESS
         EXHIBIT B.       SPRINT TECHNICAL REQUIREMENTS
         EXHIBIT C.       PRICE SCHEDULE
         EXHIBIT D.       PROPRIETARY INFORMATION AGREEMENT
         EXHIBIT E.       SPRINT ROUTING INSTRUCTIONS

         In the event of an inconsistency or conflict between or among the provisions of this Agreement, the inconsistency shall be resolved by giving precedence in the following order:

                                                    Agreement Number: KC103251ML




         (a)     Agreement
         (b)     Exhibits
         (c) Purchase Orders (excluding any preprinted terms and conditions)

ARTICLE 25.  DEFINITIONS

         25.1 "Affiliated Entity" shall mean any current or hereinafter acquired corporation, partnership, joint venture or other entity controlled by or under common control with Sprint Corp., directly or indirectly by or through one or more intermediaries or which Sprint Corp. has a minimum of * or similar interest therein. Affiliated Entities are permitted to purchase Deliverables under the terms and conditions of this Agreement.

         25.2     *





         25.3 "Catastrophic Failure" shall mean any event where/when a large amount of Sprint equipment fails at a site or multiple sites thus rendering Supplier's Equipment to be inoperable due to Acts of God or acts not within Sprint's control, and such repair of Equipment is beyond the normal repair and return or sparing capabilities established for routine maintenance. Such events shall include but not be limited to floods, fires, malicious acts, vandalism and sabotage.

         25.4     "CD ROM" shall mean compact disc read only memory.

         25.5 "Customer" shall mean any end user customer of Supplier. This term shall include the customers and Supplier's any affiliates, subsidiaries, distributors, agents, licensees or other parties authorized to sell, distribute, market or otherwise make Supplier's products available to telecommunications companies. The term customer shall include Sprint.

         25.6 "Deliverable(s)" shall mean all products and Services required to be delivered by this Agreement or any Purchase Order issued pursuant to this Agreement.

         25.7 "Documentation" shall mean such written instructions, manuals, practices, descriptions, and similar information relating to installation, maintenance, provisioning, commissioning, testing, operations, and troubleshooting, command manuals, and general descriptions as are necessary for a reasonable Sprint employee to engineer, order, install, provision, maintain, operate, test, and troubleshoot the Deliverables or perform his/her function in relation to this Agreement.

         25.8 "DVT" shall mean design verification testing which shall be performed in accordance with Exhibit B and which includes verifying that the general mechanical design characteristics such as thermal shock, vibration, earthquake zone 4 component damage, etc. meet Sprint's Technical Requirements.

         25.9 "EMS Software" shall mean Ciena's WaveWatcher(TM) element management system Software.

                                                    Agreement Number: KC103251ML




         25.10 "Equipment" shall mean Supplier's MultiWave(TM) division multiplex product line with embedded equipment software systems comprising line amplifiers, remodulators, ancillary system components, and other items and spare parts with respect to any of the foregoing.

         25.11    *





         25.12    *





 .

         25.13    *





 .

         25.14 "Executable Code" shall mean machine readable code (Software Binaries) used by the Equipment for execution of System Software programs.

         25.15 "FAT" shall mean factory acceptance testing which test(s) may be conducted at either Supplier's or Sprint's premises for the purpose of initially validating the functionality of the Deliverables or subsequent Product Changes with respect to Interoperability with Supplier's Equipment or Third Party Software in accordance with the Technical Requirements.

         25.16 "Final Acceptance" shall mean acknowledgment in writing by Sprint that the initial Deliverables, or subsequent Product Changes to such Deliverables, operate satisfactorily in a production, traffic-bearing environment and otherwise meet the Technical Requirements and that final copies of all pertinent Documentation (including training Documentation) have been approved and delivered to Sprint.

         25.17   "First Installations" shall mean *                        ,
which segments are set forth in Section 1.4).

         25.18 "Interoperability" shall mean the ability of all Equipment to interconnect and successfully operate with all other Equipment, Licensed Software and the equipment of other suppliers which complies with SONET standards or, for FOT asynchronous terminals and regenerators, which have been otherwise certified by Supplier and Sprint in accordance with paragraph 2.2 of Exhibit B for Interoperability.

                                                    Agreement Number: KC103251ML




         25.19 "Item" shall mean any Software item listed in Supplier's standard price list on the date this Agreement becomes effective or at any time thereafter and it shall specifically include, without limitation, all Software Upgrades, Software Feature Enhancements, Equipment Upgrades, Equipment Feature Enhancements and modifications, enhancements, updates or other revisions of any kind in any such item and spare parts with respect to any of the foregoing.

         25.20 "Licensed Software" shall mean System Software, EMS Software, and Third Party Software, each of which in machine-readable form, and subsequent Software Upgrades and Software Feature Enhancements, necessary to install, operate, and maintain the Deliverables purchased or licensed by Sprint pursuant to this Agreement.

         25.21   "Life of System" shall mean    *          after the Effective
Date.

         25.22 "Net Price" shall mean the final price paid by any Customer after all sales discounts, price reductions, sales rebates, volume discounts or similar adjustments of any kind are applied, whether under the original contract of purchase or any supplemental, separate, or complimentary transaction.

         25.23 "Network Element" shall mean a material component of the Fiber Optic Transmission System, such as an optical amplifier or end node at a given site or node in the network.

         25.24 "Purchase Order" shall mean the document issued by Sprint which identifies the Deliverables and specifies the scope of work, Technical Requirements, quantities and dates for delivery, billing instructions, and any other necessary information.

          25.25 "Regenerator" shall mean a receiver and transmitter combination used to reconstruct signals for digital transmission.

         25.26 "Services" shall mean the services provided by Supplier to Sprint as specified in a Purchase Order to the extent such Services are not included in the supply of other Deliverables.

         25.27   *






 .

         25.28 "Soak Test(s)" shall mean those tests which are conducted in a field environment in the Sprint network using actual Equipment and/or Licensed Software that is intended to be deployed by Sprint. Such tests will be conducted according to Exhibit B and will comprise the configuration as determined by Sprint and as such is available from Supplier at that time in order to determine the ability of the Deliverables to meet the Technical Requirements in live traffic circumstances.

         25.29 "Software" refers to all the programs, computer languages, and operations used to make Equipment perform a useful function or used to enable human access to the Equipment for the purposes of installing, operating, or maintaining such Equipment

         25.30   *

                                                    Agreement Number: KC103251ML




 .

         25.31   *





 .

         25.32   *




 .

         25.33 "SONET" shall mean a Synchronous Optical Network which adheres to the interface standard of the same name created by the Exchange Carriers Standards Association for the American National Standards Institute ("ANSI"), and promulgated by Bellcore on behalf of the Regional Bell Operating Companies.

         25.34 "Source Code" shall mean all intellectual information including but not limited to Documentation, Software in human-readable form, flow charts, schematics and annotations which comprise the pre-coding detailed design specifications for System Software (excluding Third Party Software).

         25.35 "System" shall mean a configuration of Equipment with two (2) end terminals, any intermediate line amplifiers connected by fiber to the end terminals, all associated Software, which meets the Technical Requirements, and with the ability to communicate to an element management system such that traffic can be transmitted from end terminal to end terminal and operation can be monitored by the element management system.

         25.36 "System Software" shall mean computer programs and routines, with embedded Third Party Software, integral to a Deliverable and contained on a magnetic tape, disk, semi-conductor device, or other memory device or system memory and consisting of (a) hard-wired logic instructions which manipulate data in the central processor and control input-output operations, and error diagnostic and recovery routines, and (b) other instruction sequences in machine readable code, as well as associated Documentation used to describe, maintain or use such programs and routines.


         25.37 "Technical Requirements" shall mean (i) the specifications set forth in Exhibit B or as such specifications may be most currently modified or amended pursuant to mutual agreement of the parties, (ii) any mandatory requirements and/or standards recognized in the telecommunications industry, as such standards may be most currently modified or amended with respect to a SONET System in use or designated for use in the Sprint Network for transmission line rates up to OC-48, (iii) Backwards Compatibility, (iv) Interoperability.


         25.38 "Third Party Software" shall mean Software which is independently developed by a third party, sub licensed to Sprint under this Agreement or otherwise provided with the Deliverables hereunder.

                                                    Agreement Number: KC103251ML




ARTICLE 26.  ENTIRE AGREEMENT

         This Agreement together with all Exhibits and Attachments constitutes the entire Agreement between Sprint and Supplier with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to such subject matter, and except as provided in Article 19, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year below written.



CIENA  CORPORATION                        SPRINT\UNITED MANAGEMENT COMPANY


BY:     /s/ PATRICK H. NETTLES            BY:   /s/ DAVID FOXLEMAN
        -------------------------               ------------------------

TITLE:  President & CEO                   TITLE: Acting A-VP, M & SM
      ------------------------                  ------------------------

DATE:   December, 14, 1995                DATE:  December, 14 1995
     ---------------------------                ------------------------

                                                    Agreement Number: KC103251ML




                                    EXHIBITS





                 EXHIBIT A.       CUSTOMER SERVICE REQUEST PROCESS

                                                 *


                 EXHIBIT B.       SPRINT TECHNICAL REQUIREMENTS

                                                 *


                 EXHIBIT C.       PRICE SCHEDULE

                                                 *


                 EXHIBIT D.       NON DISCLOSURE AGREEMENT

                                                    Agreement Number: KC103251ML
                                                                       Exhibit D





                                   EXHIBIT D

                       Proprietary Information Agreement



                       WAVE DIVISION MULTIPLEX EQUIPMENT

                         (HARDWARE AND SYSTEM SOFTWARE
                         AND ELEMENT MANAGEMENT SYSTEM)

                                    BETWEEN

                        SPRINT/UNITED MANAGEMENT COMPANY

                                      AND

                               CIENA CORPORATION





                         Sprint Proprietary Informaiton

                       PROPRIETARY INFORMATION AGREEMENT


This Agreement is made effective as of January 25, 1995, by SPRINT COMMUNICATIONS COMPANY L.P., a Delaware limited partnership ("Company"), and Ciena Corp., A Delaware Corporation ("Participant"), in order to protect certain Proprietary Information which may be disclosed. The parties agree as follows:

1. The Proprietary Information disclosed under this Agreement is described as

         See attachment.

2.       The party/parties disclosing information are:

                 Sprint and Ciena


3.       The party representatives for disclosing or receiving information are:

                 Company:       Ciena Corporation


                 Participant:   Pat Nettles              David Evans
                                Larry Huang
                                David Huber
                                Steve Chaddick


4. This Agreement only relates to Proprietary Information disclosed between the effective date of this Agreement and is effective for five years from the date of the last disclosure of confidential information, at which time it will terminate.

5. A party receiving Proprietary Information ("Recipient") has a duty to protect the information for 5 years from the date of receipt.

6. A recipient may only use the Proprietary Information for the purpose of evaluating possible use or application of products in Company's network.

7. Recipient shall protect the Proprietary Information from unauthorized use or disclosure by exercising the same degree of care that Recipient uses with respect to information of its own of a similar nature, and recipient shall not use less than reasonable care.

8. The Proprietary Information which Recipient must protect shall only include tangible information (such as written materials, models and specimens) which is clearly identified as being Proprietary Information by an appropriate, conspicuous legend (such as "RESTRICTED"). If the Proprietary Information is in oral or visual form, it must be identified as being Proprietary Information at the time of disclosure and the disclosing party must confirm the substance of the oral or visual disclosure which is considered Proprietary in a written memorandum delivered to the receiving party within thirty (30) days after the disclosure.

9.       Recipient shall have no obligation to protect information which:

         a)      was known or available to Recipient prior to this Agreement:

         b) is or becomes available to the public, other than breach of this Agreement;

         c) is disclosed by ("Discloser") the disclosing party to a third party without restrictions as to disclosure;

         d) becomes known to Recipient by a third party without restrictions as to disclosure;

         e)      is independently developed by Recipient; or

         f) is disclosed pursuant to Governmental action and no suitable protective order or equivalent is available.

10.      Neither party has an obligation to disclose any Proprietary
         Information.

11. Each Discloser warrants that it has the right to disclose all Proprietary Information disclosed and each Discloser agrees to indemnify and hold harmless Recipient from all claims related to the disclosure of a third party's information.

12. This Agreement shall be interpreted and applied in accordance with the laws of the State of Kansas.

13. This Agreement grants no rights of ownership, licenses or any other intellectual property rights.

14. This Agreement shall not be construed as creating any agency, partnership, joint venture or any other such relationship.

15. This Agreement is subject to all of the laws and regulations of the U.S. Government. The exporter in the case of exports or the importer in the case of imports, shall be responsible for obtaining any necessary export licenses, import licenses or other governmental authorizations.

16. This Agreement may only be changed or modified by an agreement in writing signed by authorized representatives of each party.

Ciena Corporation                          SPRINT COMMUNICATIONS COMPANY L.P.
-----------------------------------
1340-C Ashton Road                         8140 Ward Parkway
-----------------------------------
Hanover, MD  21076                         Kansas City, MO  64114
-----------------------------------


By:      [sig]                             By:      [sig]
   --------------------------------           --------------------------------
Title:   President & CEO                   Title:   Director Engr
      -----------------------------              -----------------------------
Date:    January 24, 1995                  Date:    1/25/95
     ------------------------------             ------------------------------

                  Proprietary Information Agreement Attachment

Any and all information relating to the Participant's products strategy, customer base and personnel, including but not limited to intellectual property, project pricing, product features, delivery schedules, sales, presentations, target customers, account strategies, and the Participant's financial position. Any information relating to the Company's network, network development, product requirements, and project plans.





              EXHIBIT E.        SPRINT ROUTING INSTUCTIONS

                                        *